FEDERAL DEPOSIT INSURANCE CORPORATION

                            Washington, D.C.  20429

                                   Form F-4

                               QUARTERLY REPORT

                            UNDER SECTION 13 OF THE
                      SECURITIES EXCHANGE ACT OF 1934 FOR
                       THE QUARTER ENDED MARCH 31, 1996

                     FDIC Insurance Certificate No. 16007

                            North Side Savings Bank
                (Exact name of bank as specified in its charter)

                                   New York
         (State or other jurisdiction of incorporation or organization)

                                  13-1723204
                        (IRS Employer Identification No)

                    170 Tulip Avenue, Floral Park, New York
                    (Address of principal executive offices)

                                     11001
                                   (Zip code)

                                 (516) 488-6900
                 (Bank's telephone number, including area code)

     Indicate by check mark whether the bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                              Yes  X  No ___

     Indicate the number of shares outstanding of each of the bank's classes of common stock, as of the latest practicable date:

          Securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934: Common Stock, par value $1.00 per share.

     Number of shares outstanding at May 1, 1996: 4,833,576


                            NORTH SIDE SAVINGS BANK

                                     INDEX

     Item 1.   Financial Statements                         Page No.

          Consolidated Statements of Condition,
            March 31, 1996 and September 30, 1995              1

          Consolidated Statements of Income,
            Three and Six Months Ended
            March 31, 1996 and 1995                            2

          Consolidated Statements of Changes in
            Shareholders' Equity, Six Months Ended
            March 31, 1996 and 1995                            3

          Consolidated Statements of Cash Flows,
            Six Months Ended March 31, 1996 and 1995           4

          Notes to Consolidated Financial Statements           5

     Item 2.   Management's Discussion and Analysis of
               Financial Condition and Results of
               Operations                                      7

                                              NORTH SIDE SAVINGS BANK
                                       CONSOLIDATED STATEMENTS OF CONDITION

                                              (Dollars in thousands)

                                                                              March 31,               September 30,
                                                                                 1996                     1995
                                                                             (Unaudited)
ASSETS:

Cash and due from banks                                                    $     11,234              $      11,530
Money market investments                                                         81,033                     29,456
Securities available for sale:
    Bonds and equities                                                           18,898                     26,520
    Mortgage-backed securities                                                  384,183                    300,022
                                                                            -----------                -----------
Total securities available for sale                                             403,081                    326,542
Investment securities, net (estimated market value of $25,579
    and $92,460, respectively)                                                   25,436                     93,301
Federal Home Loan Bank of NY stock, at cost                                       9,685                      9,430
Mortgage-backed securities, net (estimated market value of $599,153
    and $642,864, respectively)                                                 608,070                    651,153
Loans                                                                           411,059                    432,180
    Less allowance for loan losses                                                6,855                      6,417
                                                                           ------------               ------------
Loans, net                                                                      404,204                    425,763
Accrued interest receivable                                                      11,330                     13,230
Premises and equipment, net                                                      14,876                     15,215
Other real estate owned, net of allowance of $1.1 million
    and $1.1 million, respectively                                                2,447                      2,515
Other assets                                                                      9,039                      9,868
                                                                            -----------                -----------
         Total assets                                                      $  1,580,435               $  1,588,003
                                                                            ===========                ===========

LIABILITIES AND SHAREHOLDERS' EQUITY:

         Liabilities:

Deposits                                                                   $  1,226,902               $  1,199,077
Mortgagors' escrow payments                                                       4,199                      4,607
Borrowed funds                                                                  214,000                    251,000
Other liabilities                                                                13,037                     17,035
                                                                           ------------               ------------
         Total liabilities                                                    1,458,138                  1,471,719
                                                                            -----------                -----------

         Shareholders' Equity:

Preferred stock, par value $1.00 per share,
    5,000,000 shares authorized, none outstanding                                    --                         --
Common stock, par value $1.00 per share,
    10,000,000 shares authorized, 4,814,751 and 4,798,022
    shares issued and outstanding at March 31, 1996 and
    September 30, 1995, respectively                                              4,815                      4,798
Paid-in capital                                                                  63,343                     62,985
Surplus fund                                                                     24,101                     24,101
Undivided profits                                                                30,334                     22,606
Net unrealized appreciation on securities available
    for sale, net of income taxes                                                   204                      2,360
Unearned portion of incentive compensation                                         (500)                    (566)
                                                                            ------------            -------------
         Total shareholders' equity                                             122,297                    116,284
                                                                            -----------                -----------

         Total liabilities and shareholders' equity                        $  1,580,435               $  1,588,003
                                                                            ===========                ===========



                           See accompanying notes to consolidated financial statements.



                                                     NORTH SIDE SAVINGS BANK
                                                CONSOLIDATED STATEMENTS OF INCOME

                                        (Dollars in thousands, except per share amounts)
                                                           (Unaudited)

                                                                 THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                                      MARCH 31,                              MARCH 31,

                                                               1996             1995                  1996             1995
                                                              -----             ----                  ----             ----
Interest Income:
   Mortgage loans                                          $  8,220          $ 8,864              $ 16,717         $ 17,691
   Mortgage-backed securities                                16,524           14,660                33,177           28,574
   Investment securities                                      1,317            2,247                 2,745            4,565
   Money market investment                                    1,060               46                 1,942               74
   Other loans                                                  139              160                   279              307
                                                            -------         --------              --------         --------
      Total interest income                                  27,260           25,977                54,860           51,211
                                                            -------          -------               -------          -------

Interest Expense:

   Deposits and mortgage escrow accounts                     11,488            9,573                23,124           18,682
   Borrowings                                                 3,229            3,738                 6,698            6,995
                                                            -------           ------               -------          -------
      Total interest expense                                 14,717           13,311                29,822           25,677
                                                            -------          -------               -------          -------

      Net interest income                                    12,543           12,666                25,038           25,534

Provision for loan losses                                       200              850                   500            1,700
                                                            -------          -------               -------           ------
      Net interest income after
      provision for loan losses                              12,343           11,816                24,538           23,834
                                                            -------          -------               -------          -------

Other Operating Income:

   Net loss on sale of other real estate owned                   --              (11)                 (10)             (155)
   Net gain on sales and redemptions of securities              407              169                 3,493              169
   Customer service fees                                        476              499                   930            1,001
   Other                                                         15               36                    46              105
                                                           --------         --------               -------          -------
      Total other operating income                              898              693                 4,459            1,120
                                                           --------         --------               -------          -------

Other Operating Expense:

   Compensation and benefits                                  2,912            2,797                 5,499            5,445
   Occupancy and equipment                                      892              879                 1,782            1,676
   BIF deposit insurance premiums                                 1              672                   116            1,462
   OREO expense, net                                            153               11                   199              223
   Other                                                      1,873            1,703                 3,845            3,288
                                                            -------          -------               -------          -------
      Total other operating expense                           5,831            6,062                11,441           12,094
                                                            -------         --------               -------          -------

Income before provision for
   income taxes                                               7,410            6,447                17,556           12,860
Provision for income taxes                                    3,112            2,755                 7,424            5,574
                                                            -------          -------               -------          -------
Net income                                                 $  4,298         $  3,692             $  10,132         $  7,286
                                                            =======          =======              ========          =======
Net income per share (a)                                   $    .86         $    .77              $   2.04         $   1.52
                                                            =======          =======               =======          =======

(a)   Based on the weighted average number of shares of common stock and dilutive common stock equivalents outstanding of
      4,969,168 and 4,958,377 for the three and six month periods ended March 31, 1996 and the weighted average number of shares of common stock outstanding of 4,781,206 and 4,774,999 for the three and six month periods ended March 31, 1995, respectively.

                                  See accompanying notes to consolidated financial statements.



                                                                                 NORTH SIDE SAVINGS BANK
                                                               CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                                 (Dollars in thousands)
                                                                                       (Unaudited)


                                                                                                 Unallocated
                                                                      Unrealized    Unreal-      Shares in
                                                                      Depreciation  ized Appre-  Management
                                                                      On Certain    ciation on   Develop-    Unearned
                                                                      Marketable    Securities   ment & Re-  Portion of
                                  Common   Paid-In  Surplus Undivided Equity        Available    cognition   Incentive
                                  Stock    Capital  Fund    Profits   Securities    For Sale     Plan       Compensation  Total

- ---------------------------------------------------------------------------------------------------------------------------------

Fiscal 1995

Balance at September 30,          $ 4,541  $57,281  $24,101  $15,952   $  (436)      $    -     $  (416)     $  (25)    $100,998
    1994
  Net Income                          -       -         -      7,286       -              -         -             -        7,286
  Prorated portion of Management
    Development and Recognition
    Plan awards earned by
    grantees                          -       -         -        -         -              -         -            58           58
  Awarded 36,506 common shares
    from Management Development
    and Recognition Plan at
    $18.25 per share, market
    value on date of grant            -       250       -        -         -              -         416         (666)         -
  Payment of 401(k) contri-
    bution                             16     286       -        -         -              -         -              -         302
  Distribution of 5% stock
    dividend                          227   4,440       -       (4,667)    -              -         -              -          -
  Payment of $.275 per share
    cash dividend                     -       -         -       (1,286)    -              -         -              -      (1,286)
  Dividend Reinvestment                 1      15       -        -         -              -         -              -          16
  Exercise of stock options for
    2,573 shares of Common Stock        3      23       -        -         -              -         -              -          26
  Decrease in unrealized depre-
    ciation on certain market-
    able equity securities            -       -         -        -         436            -         -              -         436
  Unrealized appreciation on
    securities available for sale,
    net of taxes                      -       -         -        -         -             157        -              -         157
                                  -------  ------- ---------  --------  -------     --------   --------     --------    --------

Balance at March 31, 1995         $ 4,788  $62,295  $24,101   $ 17,285  $    -      $    157    $   -        $ (633)   $ 107,993
                                  =======  ======= ========   ========  =======     ========   ========     ========   =========

Fiscal 1996

Balance at September 30,
   1995                           $ 4,798  $62,985  $24,101   $ 22,606  $    -      $  2,360    $   -        $ (566)   $ 116,284
   Net Income                          -      -         -       10,132       -            -         -              -      10,132
   Payment of $.50 per share
     cash dividend                     -      -         -       (2,404)      -            -         -              -      (2,404)
   Dividend Reinvestment                1       24      -        -           -            -         -              -          25
   Prorated portion of Manage-
     ment Development and
     Recognition Plan awards
     earned by grantees                -      -         -        -           -            -         -            66           66
   Payment of 401(k) contribution      11      298      -        -           -            -         -             -          309
   Exercise of stock options for
     5,218 shares of Common Stock       5       36      -        -           -            -         -             -           41
   Decrease on unrealized appre-
     ciation on securities
     available for sale, net
     of taxes                          -      -         -        -           -       (2,156)        -             -       (2,156)
                                  _______  _______  _______   ________  ________   _________    ________     ________  __________

Balance at March 31, 1996         $ 4,815  $63,343  $24,101   $ 30,334  $    -     $    204      $    -      $ (500)   $ 122,297
                                  =======  =======  =======   ========  ========   =========    ========     ========  =========

                                    See accompanying notes to consolidated financial statements.



                                                          NORTH SIDE SAVINGS BANK
                                                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          (Dollars in thousands)
                                                                (Unaudited)

- ----------------------------------------------------------------------------------------------------------
SIX MONTHS ENDED MARCH 31,                                                    1996                  1995
- ----------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                              $ 10,132             $   7,286
   Adjustments to reconcile net income to net cash
      provided by operating activities:

   Depreciation and amortization                                                727                   665
   Provision for possible loan and real estate losses                           500                 1,849
   Amortization of premium, accretion of (discount), net                      2,556                 2,811
   Net gain on sales of securities                                           (3,493)                 (169)
   Net loss on sale of OREO                                                      10                   155
   401(k) contribution                                                          309                   144
   Decrease in accrued interest receivable                                    1,900                    84
   Decrease in other assets                                                   2,585                 1,867
   Decrease in other liabilities                                             (3,998)               (1,800)
   Other, net                                                                   198                   51
- --------------------------------------------------------------------------------------------------------
   NET CASH PROVIDED BY OPERATING ACTIVITIES                                 11,426                12,943
- ----------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Proceeds from maturities and redemptions of investment securities         76,003                   470
   Proceeds from principal repayments of investment securities                7,936                 2,812
   Purchase of securities available for sale                                (73,349)               (7,399)
   Purchase of investment securities                                        (16,089)                 (265)
   Proceeds from principal repayments, maturities and redemptions
      of securities available for sale                                       58,602                28,064
   Proceeds from principal repayment of mortgage-
      backed securities                                                      31,646                34,863
   Proceeds from sales of securities available for sale                      70,403                    --
   Purchase of mortgage-backed securities                                  (123,379)              (48,320)
   Purchase of FHLBNY Stock                                                    (255)               (2,358)
   Proceeds from loan repayments and satisfactions                           25,911                24,496
   Proceeds from loans sold                                                     507                 1,277
   Loan purchases and originations                                           (5,865)               (3,293)
   Proceeds from sales of OREO                                                   91                 1,772
   Capital expenditures                                                        (387)                 (279)
- ----------------------------------------------------------------------------------------------------------
   NET CASH PROVIDED BY INVESTING ACTIVITIES                                 51,775                31,840
- ----------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Increase (decrease) in deposit accounts, net                              27,825               (41,203)
   Receipt of borrowed funds                                                     --               597,500
   Repayment of borrowed funds                                              (37,000)             (601,375)
   (Disbursement) receipt of mortgage escrow (net)                             (408)                  176
   Proceeds from exercise of stock options                                       41                    26
   Cash dividend paid on common stock, net of dividend reinvestment          (2,379)               (1,270)
   -------------------------------------------------------------------------------------------------------
   NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                      (11,921)              (46,146)
- ----------------------------------------------------------------------------------------------------------

   Net Increase (decrease) in Cash and Cash Equivalents                      51,280                (1,363)
   Cash and Cash Equivalents at Beginning of Period                          40,686                13,333
- ---------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                 $ 91,966              $ 11,970
=========================================================================================================

SUPPLEMENTAL INFORMATION:
   Cash paid during period for:

      Interest                                                             $ 30,677             $  26,698
      Income taxes                                                            7,044                 4,593
   Additions to OREO                                                             61                   420
=========================================================================================================


                         See accompanying notes to consolidated financial statements.


                            NORTH SIDE SAVINGS BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                MARCH 31, 1996
                                   Unaudited

NOTE 1 - BASIS OF PRESENTATION

   In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the Bank's financial condition as of March 31, 1996 and the results of operations, changes in shareholders' equity and cash flows for the periods presented. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and revenues and expenses for the period.

   Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. It is the general policy of the Bank to obtain independent appraisals for significant loans every three years. However, as a matter of general practice, management obtains more frequent appraisals as it deems necessary on significant troubled loans and other real estate owned. Other real estate owned includes real estate acquired in connection with foreclosures or by deed-in-lieu of foreclosure (collectively, "OREO").

   The Bank's loan portfolio is varied as to type, geographic location, borrower concentration, and fixed or adjustable-rate mortgages. At March 31, 1996 approximately $343.3 million of the Bank's real estate loans were secured by properties located in New York and, as such, a substantial portion of the Bank's borrowers' ability to honor their contracts and increases or decreases in market value of the real estate collateralizing such loans may be significantly affected by the level of economic activity in New York.

   The Bank believes that the allowances for loan losses and OREO losses are adequate. While the Bank uses available information to recognize losses on loans and estimate the fair value of OREO, future additions to the allowances for loan losses and OREO may be necessary based on, among other things, changes in economic conditions in the region. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and the net carrying value of OREO. Such agencies may require the Bank to recognize additions to the allowance or reductions in net carrying values based on their judgments about information available to them at the time of their examination.

   The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions for Form F-4. The financial statements should be read in conjunction with the consolidated financial statements and the related notes thereto included in the Bank's Annual Report to Stockholders for the year ended September 30, 1995 and in the related Annual Report on Form F-2 for the year ended September 30, 1995.

NOTE 2 - CASH AND CASH EQUIVALENTS

   For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from banks including
Federal Home Loan Bank overnight deposits, the Federal Home Loan
Bank balance, and Federal funds sold. Generally, Federal funds are sold for one-day periods.

NOTE 3 - ADOPTION OF NEW ACCOUNTING STANDARD

   Effective October 1, 1995, the Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These statements prescribe recognition criteria for loan impairment, generally related to commercial type loans, and measurement methods for certain impaired loans and all loans whose terms are modified in troubled debt restructurings subsequent to the adoption of these statements. Loans are identified as impaired when it is probable that all amounts of principal and interest due will not be collected according to the original contractual terms of the loan agreement. The adoption of these standards had no effect on the financial statements.

   As a result of the adoption of SFAS No. 114, the allowance for possible loan losses related to impaired loans that are identified for evaluation in accordance with SFAS No. 114 is based on the present value of expected cash flows discounted at the loans' initial effective interest rate, except that as a practical expedient, impairment may be measured at the loans' observable market price, or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the underlying collateral. The Bank considers estimated cost to sell when determining the fair value of collateral in the measurement of impairment if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans.

   SFAS No. 114 also amends SFAS No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings," by requiring creditors to measure all loans that are restructured in a troubled debt restructuring (subsequent to September 30, 1995) in accordance with the criteria of SFAS No. 114. Loans which were restructured prior to the adoption of SFAS No. 114 and are performing in accordance with their restructured terms are not considered impaired and continue to be accounted for under SFAS No. 15.

   Prior to the adoption of SFAS No. 114, OREO included both formally foreclosed and in-substance foreclosed real properties, which properties included those where the borrower had little or no equity in the property considering its fair value; where repayment was only expected to come from the operation or sale of the property; and where the borrower had effectively abandoned control of the property or it was doubtful that the borrower would be able to rebuild equity in the property. SFAS No. 114 requires that a loan be classified as an in-substance foreclosure only when the Bank has taken possession of the collateral property regardless of whether formal foreclosure proceedings have taken place. The Bank did not have any in-substance foreclosed properties included in OREO at March 31, 1996 or September 30, 1995.

   SFAS No. 118 amended SFAS No. 114 and allows creditors to continue to use existing accounting methods for recognizing interest income on impaired loans and requires certain related disclosures. Cash receipts on impaired loans are generally recorded as principal repayments or interest income according to the terms of the loan agreement.

   At March 31, 1996, the recorded investment in loans that are considered impaired under SFAS No. 114 totaled $2.7 million. Included in this amount is $1.0 million of impaired loans for which the related allowance for credit losses is $230,000. The average recorded investment in impaired loans during the three and six months ended March 31, 1996 was approximately $2.8 million and $2.7 million, respectively.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

   North Side Savings Bank ("North Side" or the "Bank") is a New York State chartered, stock savings bank which was chartered in 1905. North Side's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") to the full extent permissible by law and regulation. As of March 31, 1996, the Bank conducted business from seventeen full-service banking offices in the Bronx, Queens, Nassau and Suffolk Counties, New York. North Side had total assets of $1.58 billion at March 31, 1996, and shareholders' equity at such date of $122.3 million, which constituted 7.74% of total assets.

   At its meeting held April 15, 1996, the Board of Directors of North Side declared a quarterly cash dividend of $.25 per share payable on May 17, 1996 to shareholders of record on May 3, 1996.

   North Side is subject to examination and comprehensive regulation by the New York State Banking Department, which is its primary regulator, and by the FDIC. The Bank is subject to further regulation of the Federal Reserve Board governing reserves required to be maintained against deposits and certain other matters. At March 31, 1996, the Bank had 4,814,751 shares of common stock issued and outstanding. Its common stock is traded over the counter and quotations for trades of the Bank's common stock are included on the National Association of Securities Dealers Automated Quotations ("NASDAQ") National Market System under the symbol "NSBK."

FINANCIAL CONDITION

   The Bank's total assets amounted to $1.58 billion at March 31, 1996 as compared to $1.59 billion at September 30, 1995. During the first quarter of fiscal 1996, the Bank took advantage of the one-time opportunity granted by the FASB to reassess the appropriateness of its classification of all securities under SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities". As a result, the Bank reclassified $134.0 million of mortgage-backed securities from held to maturity to available for sale at an unrealized depreciation of $.1 million, net of income taxes, at the time of transfer. During the six months ended March 31, 1996, mortgage-backed securities, net decreased by $43.1 million, investment securities, net decreased $67.9 million, loans, net decreased by $21.6 million and bonds and equities available for sale decreased $7.6 million. These decreases were offset by increases in mortgage-backed securities available for sale of $84.2 million and money market investments of $51.6 million.

   The $43.1 million decrease in mortgage-backed securities, net was primarily due to the transfer described above of $134.0 million from the mortgage-backed securities portfolio to available for sale along with $31.6 million of principal repayments which was partially offset by $123.4 million of purchases during the six months. Investment securities, net decreased $67.9 million primarily due to $76.0 million of Federal Home Loan Bank bonds being called during the six months and $7.9 million of principal repayments which were partially offset by purchases of $16.0 million. Loans, net decreased $21.6 million primarily due to $25.9 million of loan amortizations and satisfactions, $.5 million of loans sold, $.1 million of loans charged-off and $.1 million of loans transferred to OREO. These decreases in loans, net were partially offset by $5.9 million of loan originations. The decrease of $7.6 million in bonds and equities available for sale was primarily due to $4.7 million of securities sold at a $3.1 million profit along with a decrease of $3.2 million in net unrealized appreciation on these securities for the six months ended March 31, 1996. The $84.2 million increase in mortgage-backed securities available for sale is due to the transfer described above of $134.0 million from the mortgage-backed securities portfolio and $72.9 million of purchases. These increases were partially offset by $62.2 million of securities sold at a $.4 million profit, $58.4 million of principal repayments and a $.7 million decrease in net unrealized appreciation on these securities for the six months ended March 31, 1996. The $51.6 million increase in money market investments is due to management's decision to increase the Bank's liquidity rather than invest during a period when, in management's opinion rates of return on alternative investments were at a relatively low point.

   Total liabilities decreased to $1.46 billion at March 31, 1996 as compared to $1.47 billion at September 30, 1995. The change in liabilities consisted of decreases of $37.0 million in borrowings, $4.0 million in other liabilities and $.4 million in mortgagors' escrow payments, which were partially offset by an increase in deposits of $27.8 million. Shareholders' equity increased $6.0 million primarily due to net income of $10.1 million, which was partially offset by $2.4 million of cash dividends paid along with a decrease of $2.2 million in net unrealized appreciation on securities available for sale, net of income taxes, for the six months ended March 31, 1996.

RESULTS OF OPERATIONS

   For the three months and six months ended March 31, 1996, the Bank reported net income of $4.3 million or $.86 per share, and $10.1 million, or $2.04 per share, respectively, compared to $3.7 million or $.77 per share, and $7.3 million, or $1.52 per share, for the same respective periods in the prior year.

   The $.6 million rise in earnings for the second quarter of fiscal 1996 compared to the second quarter of fiscal 1995 was due primarily to a $.7 million reduction in the provision for loan losses along with lower other operating expenses of $.2 million which were partially offset by an increase of $.4 million in the provision for income taxes.

   Net interest income before provision for possible loan losses decreased $.1 million to $12.5 million for the second quarter of fiscal 1996 compared to the second quarter of fiscal 1995. The decrease was primarily the result of a narrowing of the Bank's interest rate spread from 3.22% for the quarter ended March 31, 1995 to 2.99% for the quarter ended March 31, 1996. The Bank's interest rate spread was 3.04% for the quarter ended December 31, 1995. The decrease for the second quarter of fiscal 1996 as compared to the second quarter of fiscal 1995 was offset to some extent by an increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 1.05% at March 31, 1995 to 1.07% at March 31, 1996. The Bank's net interest margin was 3.27% for the quarter ended March 31, 1996 compared to 3.50% for the same quarter in the prior year.

   For the six month period ended March 31, 1996 compared to the same period in the prior year, net income increased $2.8 million. This increase was primarily comprised of a $1.2 million reduction in the provision for loan losses, and a $3.3 million improvement in gain on sales and redemptions of investments, which were partially offset by an increase of $1.9 million in the provision for income taxes.

INTEREST INCOME AND EXPENSE

   Aggregate interest income on mortgage loans decreased from $8.9 million for the three months ended March 31, 1995 to $8.2 million for the three months ended March 31, 1996. The decrease was due to a $53.9 million decrease in the average balance of mortgage loans during the second quarter of fiscal 1996 compared to the same period in fiscal 1995, which was partially offset by a 38 basis point increase in the average yield earned from 7.64% during the three months ended March 31, 1995 to 8.02% for the three months ended March 31, 1996. Interest income on mortgage loans for the six months ended March 31, 1996 decreased $1.0 million from $17.7 million for the six months ended March 31, 1995 to $16.7 million for the six months ended March 31, 1996. The decrease was attributable to a decrease in the average balance of such loans of $54.6 million, which was partially offset by an increase of 52 basis points in the yield from 7.52% during the six months ended March 31, 1995 to 8.04% during the six months ended March 31, 1996.

   Interest income from mortgage-backed securities increased
$1.9 million to $16.5 million for the three month period ended March 31, 1996 compared to the same period in fiscal 1995. The increase was attributable to a $115.3 million increase in the average balance of mortgage-backed securities for the three month period ended March 31, 1996 compared to the three month period ended March 31, 1995, which was partially offset by a 4 basis point decrease in average yield earned during the fiscal 1996 period compared to the fiscal 1995 period. Interest income on mortgage-backed securities for the six months ended March 31, 1996 increased $4.6 million to $33.2 million for the six months ended March 31, 1996. The increase was primarily due to a $105.1 million increase in the average balance of such securities for the six months ended March 31, 1996 compared to the six months ended March 31, 1995 along with a 23 basis point increase in the average interest rate earned from 6.65% for the six months ended March 31, 1995 compared to 6.88% for the six months ended March 31, 1996.

   Interest income on investment securities decreased $.9 million for the three month period ended March 31, 1996 compared to the same period in fiscal 1995. The average balance of investment securities decreased $63.6 million, which was partially offset by an increase in the average yield earned of 76 basis points from 6.65% for the three months ended March 31, 1995 to 7.41% for the three months ended March 31, 1996. Interest income on investment securities for the six months ended March 31, 1996 decreased $1.8 million to $2.7 million. The average balance of such securities decreased $55.2 million for the six months ended March 31, 1996 compared to the same period in fiscal 1995 and the average interest rate earned increased 12 basis points to 6.86% for the six months ended March 31, 1996 from 6.74% for the same period in fiscal 1995.

   Interest income on money market investments increased by $1.0 million for the three months ended March 31, 1996 compared to the three months ended March 31, 1995. The increase was primarily due to a $77.0 million increase in the average balance of money market investments which was partially offset by a 31 basis point decrease in yield to 5.28% during the second quarter of fiscal 1996 compared to 5.59% for the same period in fiscal 1995. For the six months ended March 31, 1996 compared to the same period in fiscal 1995, interest income on money market investments increased $1.9 million due to an increase in average balance of $68.6 million along with an increase in average yield earned on such balances of 12 basis points to 5.44% for the six month period in fiscal 1996 compared to 5.32% for the six month period in fiscal 1995.

   Interest expense on deposits and mortgage escrow accounts increased $1.9 million to $11.5 million for the three month period ended March 31, 1996 compared to the same period in fiscal 1995. This increase was due to an increase in the average cost of deposits and mortgage escrow accounts of 40 basis points to 3.75% during the second quarter of fiscal 1996 compared to 3.35% for the second quarter of fiscal 1995, along with an increase of $70.6 million in the average balance of deposits. Interest expense on deposits and mortgage escrow accounts increased $4.4 million for the six months ended March 31, 1996 compared to fiscal 1995, primarily due to an increase of 57 basis points in the average rates paid on such deposits to 3.77% for the six month period ended March 31, 1996 along with a $52.1 million increase in the average balance of such deposits. The increase in the average balances was primarily due to the purchase of two branch locations during the fourth quarter of fiscal 1995.

    Interest expense on borrowings decreased $.5 million during the second quarter of fiscal 1996 as compared to the second quarter of fiscal 1995 due to a decrease of $25.4 million in the average balance during the fiscal 1996 period compared to the same period in fiscal 1995, along with a 36 basis point decrease in the average cost of borrowings from 6.33% for the three months ended March 31, 1995 to 5.97% for the three months ended March 31, 1996. Interest expense on borrowings decreased $.3 million for the six months ended March 31, 1996 as compared to the same period in fiscal 1995 due to a decrease of $15.5 million in the average balance of borrowings which was partially offset by a 12 basis point increase in the average cost of borrowings to 6.06% during the fiscal 1996 period.

PROVISION FOR LOAN LOSSES

   The provision for loan losses is based on management's periodic evaluation of the adequacy of the allowance for loan losses, which is based on a review of the loan portfolio. Such reviews are performed by a loan review committee of the Bank on a quarterly basis. The committee considers, among other things, the borrower's ability to repay, the estimated value of collateral, general economic conditions, conditions in the real estate market in the Bank's lending areas, past loss experience and the level of non-performing loans.

   As a result of management's evaluation of the adequacy of the allowance for loan losses, which considered, among other things, the significant decrease in the ratio of non-performing loans to total loans at March 31, 1996 compared to March 31, 1995 and the continued high credit quality of the Bank's loan portfolio, the Bank deemed it appropriate to reduce the level of provisions for loan losses to $500,000 in the first six months of fiscal 1996 as compared to $1.7 million in the first six months of fiscal 1995.

   The Bank's level of non-performing loans decreased to $5.7 million at March 31, 1996 compared to $12.9 million at March 31, 1995. Non-performing loans were $4.9 million at September 30, 1995. The increase in non-performing loans at March 31, 1996 compared to September 30, 1995 was mainly attributable to $.5 million of additional one-to four-family non-performing loans and $.3 million of new non-performing commercial loans. Total non-performing loans amounted to .36%, .31% and .86% of total assets at March 31, 1996, September 30, 1995 and March 31, 1995, respectively.

   At March 31, 1996, the allowance for loan losses was $6.9 million, compared to $6.4 million at September 30, 1995 and $11.8 million at March 31, 1995. The allowance for loan losses as a percentage of non-performing loans was 121.8% at March 31, 1996 compared to 130.8% at September 30, 1995 and 91.9% at March 31, 1995. Charge-offs net of recoveries for the six months ended March 31, 1996 were $.1 million compared to $1.1 million for the six months ended March 31, 1995.

   In addition, total non-performing assets decreased from $19.6 million, or 1.3% of total assets, at March 31, 1995 to $8.1 million, or .51% of total assets, at March 31, 1996. Non-performing assets were $7.4 million, or .47% of total assets, at September 30, 1995.

OTHER OPERATING INCOME

   For the three months ended March 31, 1996 the Bank reported other operating income of $898,000 compared to $693,000 for the comparable period in fiscal 1995. The increase in other operating income was primarily due to profits of $407,000 on sales of mortgage-backed securities available for sale as compared to a profit of $169,000 on the redemption of an investment security during the second quarter of fiscal 1995.

   For the six months ended March 31, 1996, other operating income totalled $4.5 million, compared to $1.1 million for the comparable period in fiscal 1995. This was primarily due to the $3.3 million increase in gains on sales and redemptions of securities available for sale during the six months ended March 31, 1996.

OTHER OPERATING EXPENSES

   The Bank's total other operating expenses decreased $.2 million to $5.8 million for the three months ended March 31, 1996 compared to the three months ended March 31, 1995. This decrease was primarily the result of a $.7 million decrease in deposit insurance premiums, which was partially offset by a $.1 million increase in OREO expense, net and a $.2 million increase in other operating expenses - other, which increase was primarily the
result of higher advertising costs.   Effective January 1, 1996,
the Bank's deposit insurance premiums were reduced to $2,000 per year. The Bank continues its effort to maintain strong control over other operating expenses as evidenced by the Bank's efficiency ratio (which is operating expense before net OREO expense as a percentage of net interest income, customer service fees and other income, excluding gains and losses) of 43.6% for the quarter ended March 31, 1996.

   Total other operating expenses decreased $.7 million for the six month period ended March 31, 1996 over the comparable period in fiscal 1995. This decrease was primarily the result of a $1.3 million decrease in deposit insurance premiums which was partially offset by a $.6 million increase in other operating expenses - other, which increase was primarily the result of higher advertising costs.

PROVISION FOR INCOME TAXES

   Provisions for income taxes of $3.1 million and $2.8 million were made for the three month periods ended March 31, 1996 and 1995, respectively. The increase was due to the $1.0 million increase in income before provision for income taxes for the quarter ended March 31, 1996 compared to the quarter ended March 31, 1995.

   Provisions for income taxes of $7.4 million and $5.6 million were made for the six month periods ended March 31, 1996 and 1995, respectively. The increase was due to the increase of $4.7 million in income before provision for income taxes for the six months ended March 31, 1996 compared to the six months ended March 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

   The liquidity of North Side's operations, measured by the ratio of daily average balances for the quarter of cash and cash equivalents (not committed, pledged, or required to liquidate specific liabilities) to the sum of net withdrawable deposits and borrowings payable within one year, averaged 6.85% for the twelve months ended March 31, 1996 compared to 2.36% for the twelve months ended March 31, 1995.

   North Side's primary sources of funds have consisted of deposits, amortization and prepayments of outstanding loans and mortgage-backed securities and bond maturities. At March 31, 1996, total approved loan commitments amounted to $15.4 million. The amount of time deposits which are scheduled to mature during the twelve months ending March 31, 1997 is $352.4 million. Based on past experience, management expects that a substantial portion of these maturing deposits will be redeposited at North Side.

   At March 31, 1996, shareholders' equity equaled $122.3 million or 7.74% of total assets, compared to $116.3 million or 7.32% of total assets at September 30, 1995.

   The FDIC has issued regulations that require insured banks, such as North Side, to maintain minimum levels of capital. The FDIC's leverage ratio requirements require core capital equal to 3% for the most highly rated banks. Other banks are required to maintain ratios 100 to 200 basis points higher based on their particular circumstances. At March 31, 1996, the Bank's leverage ratio was 7.69%.

   The Bank also is required to maintain minimum capital levels based upon a weighting of its assets according to risk. The Bank was required to maintain a ratio of qualifying total capital to risk-weighted assets and off-balance sheet items of a minimum of 8%. At least one-half of that amount must be Tier I or Core Capital and up to one-half of total capital can consist of Tier II or supplementary capital. On March 31, 1996, the Bank's Tier I capital to risk-weighted assets ratio and total capital to risk-weighted assets ratio, calculated under the FDIC risk-based capital requirement, were 17.54% and 18.53%, respectively.


                            SIGNATURES

Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              NORTH SIDE SAVINGS BANK

Date:  May 10, 1996           /s/ Thomas M. O'Brien
                              _______________________________
                              Thomas M. O'Brien
                              President and
                              Chief Executive Officer

Date:  May 10, 1996           /s/ Donald C. Fleming
                              _______________________________
                              Donald C. Fleming
                              Executive Vice President and
                              Chief Financial Officer